EXHIBIT 99.2

Quarterly Supplemental Information
March 31, 2013

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
11695 Johns Creek Parkway, Suite 350	Telephone: 770.418.8592	Telephone: 866.354.3485
Johns Creek, GA 30097	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 48 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, etc. contained in this quarterly supplemental information package might not occur.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention. When the Company sells properties, it restates historical income statements with the financial results of the sold assets presented in discontinued operations.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located predominantly in large U.S. office markets and leased principally to high-credit-quality tenants. Approximately 83% of our Annualized Lease Revenue ("ALR")(1) is derived from our office properties located within the ten largest U.S. office markets, including Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. Rated as an investment-grade company by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring its properties.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	March 31, 2013	December 31, 2012
Number of consolidated office properties (2)	75	74
Rentable square footage (in thousands) (2)	20,853	20,500
Percent leased (3)	86.0%	87.5%
Percent leased - stabilized portfolio (4)	88.9%	90.5%
Capitalization (in thousands):
Total debt - principal amount outstanding	$1,699,525	$1,416,525
Equity market capitalization	$3,282,410	$3,024,386
Total market capitalization	$4,981,935	$4,440,911
Total debt / Total market capitalization	34.1%	31.9%
Total debt / Total gross assets	30.8%	27.2%
Common stock data
High closing price during quarter	$19.97	$18.28
Low closing price during quarter	$18.10	$17.22
Closing price of common stock at period end	$19.59	$18.05
Weighted average fully diluted shares outstanding (in thousands) (5)	167,810	170,441
Shares of common stock issued and outstanding (in thousands)	167,555	167,556
Rating / outlook
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	120	116

(1)	The definition for Annualized Lease Revenue can be found on page 39.
(2)
As of March 31, 2013, our consolidated office portfolio consisted of 75 properties (exclusive of our equity interests in five properties owned through unconsolidated joint ventures). During the first quarter of 2013, we sold 1111 Durham Avenue, a 237,000 square foot office building located in South Plainfield, NJ, and acquired Arlington Gateway, a 334,000 square foot office building located in Arlington, VA and 5 & 15 Wayside Road, a 271,000 square foot office building complex located in Burlington, MA. For additional detail on asset transactions during 2013, please refer to page 36.

(3)
Calculated as leased square footage plus square footage associated with executed new leases for currently vacant spaces divided by total rentable square footage, all as of the relevant date, expressed as a percentage. This measure is presented for our consolidated office properties and excludes unconsolidated joint venture properties. Please refer to page 26 for additional analyses regarding Piedmont's leased percentage.

(4)	Please refer to page 37 for information regarding value-add properties, data for which is removed from stabilized portfolio totals.
(5)	Weighted average fully diluted shares outstanding are presented on a year-to-date basis for each period.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
11695 Johns Creek Parkway, Suite 350
Johns Creek, Georgia 30097
770.418.8800
www.piedmontreit.com

Executive Management

Donald A. Miller, CFA	Robert E. Bowers	Laura P. Moon
Chief Executive Officer, President	Chief Financial Officer, Executive	Chief Accounting Officer and
and Director	Vice President, and Treasurer	Senior Vice President

Raymond L. Owens	Carroll A. Reddic, IV	Robert K. Wiberg
Executive Vice President,	Executive Vice President,	Executive Vice President,
Capital Markets	Real Estate Operations and Assistant	Mid-Atlantic Region and
	Secretary	Head of Development

Board of Directors

W. Wayne Woody	Frank C. McDowell	Donald A. Miller, CFA
Director, Chairman of the Board of	Director, Vice Chairman of the	Chief Executive Officer, President
Directors and Chairman of	Board of Directors and Chairman	and Director
Governance Committee	of Compensation Committee

Raymond G. Milnes, Jr.	Jeffery L. Swope	Michael R. Buchanan
Director and Chairman of	Director and Chairman of	Director
Audit Committee	Capital Committee

Wesley E. Cantrell	William H. Keogler, Jr.	Donald S. Moss
Director	Director	Director

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 358010	1180 Peachtree Street, NE
Pittsburgh, PA 15252-8010	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of March 31, 2013

Financial Results (1)

Funds from operations (FFO) for the quarter ended March 31, 2013 was $60.2 million, or $0.36 per share (diluted), compared to $60.0 million, or $0.35 per share (diluted), for the same quarter in 2012. The increase in FFO for the three months ended March 31, 2013 as compared to the same period in 2012 was principally related to the following factors: 1) increased operating income attributable to increased average occupancy for the same store properties during the first quarter of 2013 as compared to the first quarter of 2012, 2) operating income contributions from newly acquired properties, and 3) a $0.7 million reduction in general and administrative expenses during the first quarter of 2013 as compared to that of the first quarter of 2012 primarily attributable to lower legal fees, offset by 4) reduced operating income contributions attributable to sold properties in the first quarter of 2013 as compared to the first quarter of 2012, and 5) $1.2 million of acquisition costs in 2013 due to the purchase of two properties during the first quarter of 2013.

Core funds from operations (Core FFO) for the quarter ended March 31, 2013 was $61.6 million, or $0.37 per share (diluted), compared to $60.0 million, or $0.35 per share (diluted), for the same quarter in 2012. The increase in Core FFO for the three months ended March 31, 2013 as compared to the same period in 2012 was principally related to the items described above for changes in FFO, with the exception of the $1.2 million of acquisition costs associated with properties acquired during the first quarter of 2013, which were added back to Core FFO since they are expenses associated with specific capital transactions and considered to be non-recurring.

Adjusted funds from operations (AFFO) for the quarter ended March 31, 2013 was $36.6 million, or $0.22 per share (diluted), compared to $50.1 million, or $0.29 per share (diluted), for the same quarter in 2012. The decrease in AFFO for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to the items described above for changes in FFO, as well as increased non-incremental capital expenditures of $11.9 million and increased straight line rent adjustments of $2.5 million in 2013, both of which were attributable to the high volume of recent leasing activity.

Operations

On October 29, 2012, Hurricane Sandy made landfall in the metropolitan New York City area. As previously disclosed, most of the Company's properties in the New York area were only minimally damaged from the high winds and rain. Substantially all repair work related to the storm is complete, except for some equipment replacement at 60 Broad Street, which is anticipated to be completed during the second quarter of 2013. Expenses incurred in relation to the damage caused by the storm, as well as insurance reimbursements, have been presented on Piedmont's income statement in a separate line entitled Net Casualty Gain / (Loss). Due to the non-recurring nature of Hurricane Sandy-related expenses and insurance reimbursements, such items are excluded from the calculation of Core FFO and AFFO.

On a square footage leased basis, our total office portfolio was 86.0% leased as of March 31, 2013, as compared to 84.4% as of March 31, 2012 and 87.5% as of December 31, 2012. During the twelve-month period ending March 31, 2013, our same store stabilized leased percentage increased from 87.7% at March 31, 2012 to 88.5% at March 31, 2013. The same store stabilized leased percentage excludes the impact of acquisitions and dispositions completed during the last year, as well as value-add properties (see page 37). The primary reason for the increase in the leased percentage for our same store stabilized assets during that period is positive net absorption attributable to several recent large lease transactions for previously vacant spaces, most notably the 301,000 square foot Catamaran lease at Windy Point II in Schaumburg, IL and the 102,000 square foot Brother International lease at 200 Bridgewater Crossing in Bridgewater, NJ. Please refer to page 26 for additional leased percentage information.

The weighted average remaining lease term of our portfolio was 7.1 years(2) as of March 31, 2013 as compared to 6.9 years at December 31, 2012.

During the three months ended March 31, 2013, the Company completed 487,000 square feet of total leasing. Of the total leasing activity during the quarter, we signed renewal leases for 367,000 square feet and new tenant leases for 120,000 square feet. During the first quarter of 2013, we completed 479,000 square feet of leasing for our consolidated office properties. The average committed capital cost for all leases signed during the quarter at our consolidated office properties was $2.91 per square foot per year of lease term. Average committed capital cost per square foot per year of lease term for renewal leases signed during the three months ended March 31, 2013 was $2.38 and average committed capital cost per square foot per year of lease term for new leases signed during the same time period was $5.43 (see page 32).

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 39 for definitions of non-GAAP financial measures. See pages 14 and 41 for reconciliations of FFO, Core FFO and AFFO to Net Income.

(2)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of March 31, 2013) is weighted based on Annualized Lease Revenue, as defined on page 39.

During the three months ended March 31, 2013, we executed four leases greater than 20,000 square feet at our consolidated office properties. Please see information on those leases listed below.

Tenant	Property	Property Location	Square Feet Leased	Expiration Year	Lease Type
FedEx Corporate Services	350 Spectrum Loop	Colorado Springs, CO	155,808	2024	Renewal
Miller Canfield, Paddock and Stone, PLC	150 West Jefferson Avenue	Detroit, MI	69,974	2026	Renewal / Contraction
Lockheed Martin Corporation	400 Virginia Avenue	Washington, DC	52,227	2020	Renewal
Morgan Stanley Smith Barney	1901 Main Street	Irvine, CA	44,940	2024	Renewal / Expansion

Leasing Update

As of March 31, 2013, there were four tenants whose leases were in holdover or were scheduled to expire during the eighteen month period following the end of the first quarter of 2013 and contributed greater than 1% in net Annualized Lease Revenue (ALR) expiring during that period. Information regarding the leasing status of the spaces associated with those tenants' leases is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring(%)	Expiration (1)	Current Leasing Status
United States of America (National Park Service)	1201 Eye Street	Washington, D.C.	219,750	1.8%	Holdover	National Park Service is now in holdover status. The Company is in discussions with the National Park Service for a lease renewal.
BP	Aon Center	Chicago, IL	97,965	1.7%	Q4 2013
Approximately 91% of the square footage leased by BP has been leased on a long-term basis to: Aon Corporation, Thoughtworks, Integrys Energy Group, and Federal Home Loan Bank. Three of these future tenants are current subtenants. The remaining available space is actively being marketed for lease.

United States of America (Defense Intelligence Agency)	3100 Clarendon Boulevard	Arlington, VA	221,084	1.6%	Q4 2013
In December 2012, the Defense Intelligence Agency exercised a termination option pursuant to its lease. The lease will now expire December 31, 2013. The Company is actively marketing the space for lease.

Qwest Communications (also known as CenturyLink)	4250 North Fairfax Drive	Arlington, VA	161,141	1.0%	Q2 2014	The Company is in discussions with the current tenant for a lease renewal and contraction.

(1)	The lease expiration date presented is that of the majority of the space leased to the tenant at the building.

Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Guidance Software, Inc.	1055 East Colorado Boulevard	Pasadena, CA	86,790	Vacant	Q3 2013	New
GE Capital	500 West Monroe Street	Chicago, IL	79,162	Vacant	Q4 2013 - Q4 2014	Expansion
Aon Corporation	Aon Center	Chicago, IL	396,406	Not Vacant	Q4 2013	New
Federal Home Loan Bank of Chicago	Aon Center	Chicago, IL	95,105	Not Vacant	Q4 2013	New
Thoughtworks, Inc.	Aon Center	Chicago, IL	52,529	Not Vacant	Q4 2013	New
Integrys Business Support, LLC	Aon Center	Chicago, IL	165,937	Not Vacant	Q2 2014	New
Piper Jaffray & Co.	US Bancorp Center	Minneapolis, MN	123,882	Not Vacant	Q2 2014	New
Catamaran, Inc.	Windy Point II	Schaumburg, IL	50,686	Vacant	Q2 2015	New

Occupancy versus NOI Analysis

Piedmont has been in a period of high lease rollover since 2010. This high lease rollover has resulted in a decrease in leased percentage and economic leased percentage over the past three years. This, in turn, has effected a lower Same Store NOI than might otherwise be anticipated given the overall leased percentage and the historical relationship between leased percentage and Same Store NOI. As of March 31, 2013, our overall leased percentage was 86.0% and our economic leased percentage was 76.4%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1.
leases which have been contractually entered into for currently vacant space which have not commenced (amounting to approximately 384,000 square feet of leases as of March 31, 2013, or 1.8% of the office portfolio); and

2.
leases which have commenced but the tenants have not commenced paying full rent due to rental abatements (amounting to 2.0 million square feet of leases as of March 31, 2013, or a 7.8% impact to leased percentage on an economic basis). Please see the chart below for a listing of major contributors.

As the executed but not commenced leases begin and the rental abatement periods expire, there will be greater Same Store NOI growth than might otherwise be expected based on changes in overall leased percentage alone during that time period.

Due to the current economic environment, many new leases provide for rental abatement concessions to tenants. Those rental abatements typically occur at the beginning of a new lease's term. Since 2010, Piedmont has signed approximately 9.4 million square feet of leases within its consolidated office portfolio. Due to the large number of new leases in the Company's portfolio, abatements provided under those new leases have impacted the Company's current cash net operating income and AFFO. Presented below is a schedule of leases greater than 50,000 square feet that are currently under some form of rent abatement.

Tenant	Property	Property Location	Square Feet Leased	Abatement Structure	Abatement Expiration
HD Vest	Las Colinas Corporate Center I	Irving, TX	81,069	Base Rent	Q1 2013
BSH Home Appliances	1901 Main Street	Irvine, CA	52,625	Base Rent	Q1 2013
Miller Canfield, Paddock and Stone, PLC	150 West Jefferson Avenue	Detroit, MI	109,261	Base Rent	Q2 2013
KPMG	Aon Center	Chicago, IL	238,701	Gross Rent	Q3 2013
Brother International Corporation	200 Bridgewater Crossing	Bridgewater, NJ	101,724	Base Rent	Q3 2013
Catamaran, Inc.	Windy Point II	Schaumburg, IL	250,000	Gross Rent	Q4 2013
United HealthCare	Aon Center	Chicago, IL	55,059	Gross Rent	Q4 2013
Schlumberger Technology Corporation	1200 Enclave Parkway	Houston, TX	144,594	Base Rent (Partial)	Q1 2014
GE Capital	500 West Monroe Street	Chicago, IL	291,935	Gross Rent	Q2 2014
General Electric Company	500 West Monroe Street	Chicago, IL	53,972	Gross Rent	Q2 2014
DDB Needham Chicago	Aon Center	Chicago, IL	187,000	Base Rent ($4.00 per square foot)	Q2 2015

Financing and Capital Activity

As of March 31, 2013, our ratio of debt to total gross assets was 30.8%, our ratio of debt to gross real estate assets was 35.2%, and our ratio of debt to total market capitalization was 34.1%. These debt ratios are based on total principal amount outstanding for our various loans at March 31, 2013.
On March 4, 2013, Piedmont completed the purchase of Arlington Gateway, a twelve-story office building comprised of approximately 334,000 square feet in Arlington, VA. The purchase price was approximately $175.6 million, or $526 per square foot. The construction of the 99% leased building was completed in 2005. The property is both LEED certified and Energy Star rated. The building benefits from a rich amenity base, including close proximity to Metro. The acquisition allowed the Company to increase its concentration in the Rosslyn-Ballston Corridor submarket of Washington, D.C., as well as further its strategic objective of increasing ownership in its identified concentration markets.
On March 22, 2013, Piedmont completed the purchase of 5 & 15 Wayside Road, a multi-story project comprised of 271,000 square feet of office space in Burlington, MA. The purchase price was approximately $69.3 million, or $255 per square foot. The 95% leased, two-building project was constructed in 1999 and 2001. Well-located along Route 128 / Interstate 95, the project is easily accessed by commuters and affords tenants quick access to the area's deep retail amenity base. The acquisition allowed the Company to further its strategic objective of increasing ownership in its identified concentration markets.
On March 28, 2013, Piedmont completed the sale of 1111 Durham Avenue, a 237,000 square foot office building located in South Plainfield, NJ. The property, built in 1975, was sold for $4.0 million. Piedmont recorded an impairment loss on the asset of approximately $6.4 million when it was reclassified to held for sale. The subsequent sale allowed the Company to divest an outdated, non-core property, consistent with its long-term strategic objectives for location and building quality. The operating income for the asset is presented in discontinued operations.
On March 22, 2013, Piedmont entered into a binding contract to sell 1200 Enclave Parkway, a 150,000 square foot office building located in Houston, TX for $48.75 million, or $326 per square foot. The transaction closed on May 1, 2013. Piedmont will record a gain on the sale of the building during the second quarter of 2013. The Company purchased the property in March 2011 for $18.5 million under its value-add strategy. At the time, the property was 18% leased; the building is now 100% leased. The Company intends to deploy the value it created through the re-leasing of the property to full occupancy into other assets. During the first quarter of 2013, the property was reclassified from real estate assets held-for-use to real estate assets held-for-sale; the operating income for the asset is presented in discontinued operations.

In 2014, three of the Company's secured debt instruments will mature. The Company currently intends to issue unsecured bonds to repay most to all of the maturing debt. In anticipation of issuing unsecured bonds and considering the historically low interest rate environment, Piedmont has entered into a forward starting swap hedging program to partially protect the Company against rising interest rates and to lock a portion of the interest rate of the future bond issuance. Specifically, under this hedging program and through the hedge instruments, the Company will be effectively locking the treasury component of the all-in interest rate for its future ten-year tenored unsecured bond offering. As of the end of the first quarter, the Company had entered into two forward starting swaps with a blended rate of 2.23% and a notional amount of $140 million. Subsequent to quarter end, the Company has entered into two additional forward starting swaps, resulting in a notional amount of $280 million hedged under the program at a blended rate of 2.19%. At current swap spread levels, the Company effectively locked the treasury component for a 2014 bond issuance at approximately 2.02%. The Company may enter into additional forward starting swaps in advance of $575 million of secured debt maturing in early 2014.
On February 27, 2013, the Board of Directors of Piedmont declared dividends for the first quarter of 2013 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on March 11, 2013. The dividends were paid on March 22, 2013. The Company's dividend payout percentage for the three months ended March 31, 2013 was 54.4% of Core FFO and 91.6% of AFFO.
During the first quarter of 2013, the Company repurchased 600 shares of common stock under its share repurchase program. Since the stock repurchase program began in December 2011, the Company has repurchased a total of 5.5 million shares at an average price of $16.83 per share, or approximately $91.8 million in aggregate (before consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $208 million under the stock repurchase plan.

Since 2007, the Company has been a defendant in two class action lawsuits alleging inadequate disclosures in 2007 in SEC filings related to its internalization, response to a tender offer, and amendments to the Company's charter. As previously disclosed, the Company reached tentative settlements with the plaintiffs in both cases totaling $7.5 million. During the first quarter of 2013, the court preliminarily approved the proposed settlements. The settlements were granted final approval by the court on April 18, 2013. The settlements are within available insurance limits and the Company is seeking recovery of these settlements from its insurance carriers. Please see Piedmont's Form 10-Q dated as of March 31, 2013 and its latest Form 10-K for further disclosure.

Subsequent Events

On May 2, 2013, the Board of Directors of Piedmont declared dividends for the second quarter of 2013 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on May 31, 2013. The dividends are to be paid on June 21, 2013.

Guidance for 2013

The following financial guidance for calendar year 2013 remains unchanged and is based upon management's expectations at this time:

	Low	High
Core Funds from Operations	$225 million	$243 million
Core Funds from Operations per diluted share	$1.35	$1.45

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash and an accrual basis due to the timing of lease commencements and expirations, repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this supplemental report.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 39 and reconciliations are provided beginning on page 41.

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Selected Operating Data
Percent leased (1)	86.0%	87.5%	87.0%	85.0%	84.4%
Percent leased - stabilized portfolio (1) (2)	88.9%	90.5%	90.1%	88.1%	87.5%
Rental income	$108,021	$105,570	$105,463	$104,153	$103,875
Total revenues	$134,304	$133,511	$133,279	$131,652	$131,086
Total operating expenses	$95,978	$98,970	$99,302	$95,948	$96,414
Real estate operating income	$38,326	$34,541	$33,977	$35,704	$34,672
Core EBITDA	$78,039	$76,472	$79,168	$76,411	$76,677
Core FFO	$61,564	$60,068	$62,721	$60,356	$60,043
Core FFO per share - diluted	$0.37	$0.36	$0.37	$0.35	$0.35
AFFO	$36,589	$31,275	$20,351	$36,216	$50,113
AFFO per share - diluted	$0.22	$0.19	$0.12	$0.21	$0.29
Gross dividends	$33,511	$33,549	$33,675	$34,418	$34,526
Dividends per share	$0.200	$0.200	$0.200	$0.200	$0.200
Selected Balance Sheet Data
Total real estate assets	$3,850,989	$3,612,732	$3,612,550	$3,638,101	$3,657,677
Total gross real estate assets	$4,822,455	$4,564,629	$4,550,183	$4,558,128	$4,590,545
Total assets	$4,538,661	$4,254,875	$4,285,831	$4,328,308	$4,326,698
Net debt (3)	$1,681,267	$1,403,234	$1,392,261	$1,325,610	$1,298,738
Total liabilities	$1,916,041	$1,614,380	$1,620,551	$1,601,568	$1,550,040
Ratios
Core EBITDA margin (4)	57.6%	56.2%	58.5%	57.0%	57.1%
Fixed charge coverage ratio (5)	4.8 x	4.7 x	4.9 x	4.8 x	4.6 x
Net debt to Core EBITDA (6)	5.2 x	4.6 x	4.4 x	4.3 x	4.2 x

(1)	Please refer to page 26 for additional leased percentage information.
(2)	Please refer to page 37 for additional information on value-add properties, data for which is removed from stabilized portfolio totals.
(3)
Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash. The increase in net debt is primarily attributable to capital expenditures and stock repurchases completed in 2012, as well as the acquisition of two properties during the first quarter of 2013.

(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues (including revenues associated with discontinued operations).
(5)
The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no capitalized interest, principal amortization or preferred dividends during any of the periods presented.

(6)
Core EBITDA is annualized for the purposes of this calculation. During the first quarter of 2013, we acquired two properties in the last month of the quarter; the borrowings to complete the acquisitions are reflected in the numerator and full quarter contributions to EBITDA by the properties acquired have been included on a pro forma basis in the denominator as if the properties had been owned as of the beginning of the quarter. If the actual, partial quarter EBITDA contributions by the properties acquired were to be reflected, the net debt to Core EBITDA ratio would be 5.4 x.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Assets:
Real estate, at cost:
Land assets	$666,479	$626,076	$624,352	$626,016	$628,285
Buildings and improvements	3,962,295	3,770,799	3,739,800	3,735,700	3,735,643
Buildings and improvements, accumulated depreciation	(902,978)	(883,008)	(857,260)	(836,751)	(813,272)
Intangible lease asset	138,085	122,685	138,538	149,365	191,421
Intangible lease asset, accumulated amortization	(67,333)	(67,940)	(79,471)	(82,601)	(119,076)
Construction in progress	29,487	20,373	22,808	23,430	16,551
Real estate assets held for sale, gross	26,109	24,696	24,685	23,617	18,645
Real estate assets held for sale, accumulated depreciation & amortization	(1,155)	(949)	(902)	(675)	(520)
Total real estate assets	3,850,989	3,612,732	3,612,550	3,638,101	3,657,677
Investment in unconsolidated joint ventures	37,835	37,226	37,369	37,580	37,901
Cash and cash equivalents	17,575	12,957	20,763	26,869	28,679
Tenant receivables, net of allowance for doubtful accounts	29,237	25,038	24,768	22,884	24,933
Straight line rent receivable	124,460	120,110	114,962	110,860	106,373
Notes receivable	—	—	19,000	19,000	19,000
Due from unconsolidated joint ventures	458	463	533	569	449
Escrow deposits and restricted cash	683	334	23,001	48,046	25,108
Prepaid expenses and other assets	12,724	13,022	13,552	7,385	12,477
Interest rate swap	1,712	1,075	—	—	—
Goodwill	180,097	180,097	180,097	180,097	180,097
Deferred financing costs, less accumulated amortization	5,908	6,454	7,022	4,597	5,187
Deferred lease costs, less accumulated amortization	271,337	240,140	227,907	229,148	226,112
Other assets held for sale	5,646	5,227	4,307	3,172	2,705
Total assets	$4,538,661	$4,254,875	$4,285,831	$4,328,308	$4,326,698
Liabilities:
Line of credit and notes payable	$1,699,525	$1,416,525	$1,436,025	$1,400,525	$1,352,525
Accounts payable, accrued expenses, and accrued capital expenditures	139,273	127,263	109,125	126,207	116,292
Deferred income	23,585	21,552	24,110	23,668	32,031
Intangible lease liabilities, less accumulated amortization	45,215	40,805	42,375	44,246	46,640
Interest rate swaps	8,443	8,235	8,916	6,922	2,552
Notes Payable and other liabilities held for sale	—	—	—	—	—
Total liabilities	1,916,041	1,614,380	1,620,551	1,601,568	1,550,040
Stockholders' equity:
Common stock	1,676	1,676	1,680	1,702	1,726
Additional paid in capital	3,667,614	3,667,051	3,665,870	3,665,284	3,664,202
Cumulative distributions in excess of earnings	(1,041,552)	(1,022,681)	(994,967)	(934,933)	(888,331)
Other comprehensive loss	(6,731)	(7,160)	(8,916)	(6,922)	(2,552)
Piedmont stockholders' equity	2,621,007	2,638,886	2,663,667	2,725,131	2,775,045
Non-controlling interest	1,613	1,609	1,613	1,609	1,613
Total stockholders' equity	2,622,620	2,640,495	2,665,280	2,726,740	2,776,658
Total liabilities, redeemable common stock and stockholders' equity	$4,538,661	$4,254,875	$4,285,831	$4,328,308	$4,326,698
Common stock outstanding at end of period	167,555	167,556	168,044	170,235	172,630

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Revenues:
Rental income	$108,021	$105,570	$105,463	$104,153	$103,875
Tenant reimbursements	25,652	26,630	27,221	26,785	26,513
Property management fee revenue	631	599	520	626	574
Other rental income	—	712	75	88	124
	134,304	133,511	133,279	131,652	131,086
Expenses:
Property operating costs	52,892	54,225	50,567	52,538	51,691
Depreciation	29,420	29,104	28,062	27,230	26,852
Amortization	9,117	10,505	15,165	11,316	12,614
General and administrative	4,549	5,136	5,508	4,864	5,257
	95,978	98,970	99,302	95,948	96,414
Real estate operating income	38,326	34,541	33,977	35,704	34,672
Other income (expense):
Interest expense	(16,373)	(16,296)	(16,247)	(15,943)	(16,537)
Interest and other income (expense)	(1,277)	68	383	285	97
Litigation settlement expense (1)	—	—	(7,500)	—	—
Net casualty gain / (loss) (2)	(161)	(5,170)	—	—	—
Equity in income of unconsolidated joint ventures	395	185	323	246	170
	(17,416)	(21,213)	(23,041)	(15,412)	(16,270)
Income from continuing operations	20,910	13,328	10,936	20,292	18,402
Discontinued operations:
Operating income, excluding impairment loss	147	1,120	153	412	999
Impairment loss	(6,402)	—	—	—	—
Gain / (loss) on sale of properties	—	(6)	(254)	10,008	17,830
Income / (loss) from discontinued operations (3)	(6,255)	1,114	(101)	10,420	18,829
Net income	14,655	14,442	10,835	30,712	37,231
Less: Net income attributable to noncontrolling interest	(4)	(4)	(4)	(4)	(4)
Net income attributable to Piedmont	$14,651	$14,438	$10,831	$30,708	$37,227
Weighted average common shares outstanding - diluted	167,810	167,951	168,929	172,209	172,874
Net income per share available to common stockholders - diluted	$0.09	$0.09	$0.06	$0.18	$0.22

(1)	Costs incurred to settle litigation described on page 9.
(2)	Expenses related to damage caused by Hurricane Sandy net of insurance recoveries received.
(3)
Reflects operating results for Deschutes, Rhein, Rogue, Willamette, and Portland Land Parcels in Beaverton, OR, which were all sold on March 19, 2012; 26200 Enterprise Way in Lake Forest, CA, which was sold on May 31, 2012; 110 and 112 Hidden Lake Circle in Duncan, SC, which were sold on September 21, 2012; 1111 Durham Avenue in South Plainfield, NJ, which was sold on March 28, 2013; and 1200 Enclave Parkway in Houston, TX, which is to be sold in May 2013.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2013	3/31/2012	Change ($)	Change (%)
Revenues:
Rental income	$108,021	$103,875	$4,146	4.0%
Tenant reimbursements	25,652	26,513	(861)	(3.2)%
Property management fee revenue	631	574	57	9.9%
Other rental income	—	124	(124)	(100.0)%
	134,304	131,086	3,218	2.5%
Expenses:
Property operating costs	52,892	51,691	(1,201)	(2.3)%
Depreciation	29,420	26,852	(2,568)	(9.6)%
Amortization	9,117	12,614	3,497	27.7%
General and administrative	4,549	5,257	708	13.5%
	95,978	96,414	436	0.5%
Real estate operating income	38,326	34,672	3,654	10.5%
Other income (expense):
Interest expense	(16,373)	(16,537)	164	1.0%
Interest and other income (expense)	(1,277)	97	(1,374)	(1,416.5)%
Litigation settlement expense (1)	—	—	—	—%
Net casualty gain / (loss) (2)	(161)	—	(161)	—%
Equity in income of unconsolidated joint ventures	395	170	225	132.4%
	(17,416)	(16,270)	(1,146)	(7.0)%
Income from continuing operations	20,910	18,402	2,508	13.6%
Discontinued operations:
Operating income, excluding impairment loss	147	999	(852)	(85.3)%
Impairment loss	(6,402)	—	(6,402)	—%
Gain / (loss) on sale of properties	—	17,830	(17,830)	(100.0)%
Income / (loss) from discontinued operations (3)	(6,255)	18,829	(25,084)	(133.2)%
Net income	14,655	37,231	(22,576)	(60.6)%
Less: Net income attributable to noncontrolling interest	(4)	(4)	—	—%
Net income attributable to Piedmont	$14,651	$37,227	$(22,576)	(60.6)%
Weighted average common shares outstanding - diluted	167,810	172,874
Net income per share available to common stockholders - diluted	$0.09	$0.22

(1)	Costs incurred to settle litigation described on page 9.
(2)	Expenses related to damage caused by Hurricane Sandy net of insurance recoveries received.
(3)
Reflects operating results for Deschutes, Rhein, Rogue, Willamette, and Portland Land Parcels in Beaverton, OR, which were all sold on March 19, 2012; 26200 Enterprise Way in Lake Forest, CA, which was sold on May 31, 2012; 110 and 112 Hidden Lake Circle in Duncan, SC, which were sold on September 21, 2012; 1111 Durham Avenue in South Plainfield, NJ, which was sold on March 28, 2013; and 1200 Enclave Parkway in Houston, TX, which is to be sold in May 2013.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2013	3/31/2012

Net income attributable to Piedmont	$14,651	$37,227
Depreciation (1) (2)	29,886	27,809
Amortization (1)	9,220	12,840
(Gain) / loss on sale of properties (1)	—	(17,830)
Impairment loss (1)	6,402	—
Funds from operations	60,159	60,046
Adjustments:
Acquisition costs	1,244	(3)
Net casualty (gain) / loss	161	—
Core funds from operations	61,564	60,043
Adjustments:
Deferred financing cost amortization (1)	594	803
Depreciation of non real estate assets	98	93
Straight-line effects of lease revenue (1)	(4,032)	(1,565)
Stock-based and other non-cash compensation expense	594	334
Amortization of lease-related intangibles (1)	(1,065)	(1,532)
Acquisition costs	(1,244)	3
Non-incremental capital expenditures (3)	(19,920)	(8,066)
Adjusted funds from operations	$36,589	$50,113

Weighted average common shares outstanding - diluted	167,810	172,874

Funds from operations per share (diluted)	$0.36	$0.35
Core funds from operations per share (diluted)	$0.37	$0.35
Adjusted funds from operations per share (diluted)	$0.22	$0.29

(1)	Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 39.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	3/31/2012
Net income attributable to Piedmont	$14,651	$37,227
Net income attributable to noncontrolling interest	4	4
Interest expense (1)	16,373	16,537
Depreciation (1)	29,984	27,902
Amortization (1)	9,220	12,840
Acquisition costs	1,244	(3)
Impairment loss (1)	6,402	—
Net casualty (gain) / loss	161	—
(Gain) / loss on sale of properties (1)	—	(17,830)
Core EBITDA	78,039	76,677
General & administrative expenses (1)	4,609	5,318
Management fee revenue	(631)	(574)
Interest and other income (1)	21	(94)
Lease termination income	—	(123)
Lease termination expense - straight line rent & acquisition intangibles write-offs	25	99
Straight-line effects of lease revenue (1)	(4,057)	(1,664)
Net effect of amortization of above/(below) market in-place lease intangibles (1)	(1,065)	(1,532)
Property net operating income - cash basis	76,941	78,107
Net operating income from:
Acquisitions (2)	(836)	—
Dispositions (3)	166	(1,928)
Unconsolidated joint ventures	(744)	(590)
Same store net operating income - cash basis	$75,527	$75,589
Change period over period	(0.1)%	N/A

Same Store Net Operating Income
Top Seven Markets	Three Months Ended
	3/31/2013			3/31/2012
	$	%		$	%
Washington, D.C. (4)	$18,505	24.5		$19,040	25.2
New York	12,083	16.0		12,019	15.9
Chicago (5)	8,594	11.4	(6)	11,174	14.8	(6)
Minneapolis (7)	5,653	7.5		4,990	6.6
Dallas	3,630	4.8		3,803	5.0
Los Angeles	3,347	4.4		3,176	4.2
Boston (8)	4,721	6.3		3,890	5.2
Other (9)	18,994	25.1		17,497	23.1
Total	$75,527	100.0		$75,589	100.0

(1)	Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)
Acquisitions consist of Gavitello Land in Atlanta, GA, purchased on June 28, 2012; Glenridge Highlands III Land in Atlanta, GA, purchased on October 15, 2012; Arlington Gateway in Arlington, VA, purchased on March 4, 2013; and 5 & 15 Wayside Road in Burlington, MA, purchased on March 22, 2013.

(3)
Dispositions consist of Deschutes, Rhein, Rogue, Willamette, and Portland Land Parcels in Beaverton, OR, sold on March 19, 2012; 26200 Enterprise Way in Lake Forest, CA, sold on May 31, 2012; 110 and 112 Hidden Lake Circle in Duncan, SC, sold on September 21, 2012; and 1111 Durham Avenue in South Plainfield, NJ, sold on March 28, 2013.

(4)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily attributable to the expiration of the Office of the Comptroller of the Currency lease at One Independence Square in Washington D.C., offset somewhat by increased rental revenue as a result of the expirations of the rental abatement periods for several leases at Piedmont Pointe I & II in Bethesda, MD.

(5)
The decrease in Chicago Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to gross rental abatements associated with several new leases, most notably that of GE Capital, at 500 West Monroe Street in Chicago, IL, as well as a prior year operating expense recovery true-up with a former tenant that occurred in 2012 and did not recur in 2013 at Windy Point II in Schaumburg, IL.

(6)
The percentage contribution from Chicago to our total Same Store Net Operating Income is smaller than our geographic concentration percentage in Chicago, which is presented on an ALR basis (see page 33), primarily because of the large number of leases with gross rent abatements and a number of leases yet to commence for currently vacant space (the projected gross rent for which is included in our ALR calculation). As the gross rent abatements burn off and as executed but not commenced leases begin, the Same Store Net Operating Income percentage contribution from Chicago should increase and should be more closely aligned with our Chicago concentration percentage as presented on page 33.

(7)
The increase in Minneapolis Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to the expirations of the rental abatement periods associated with several new leases at US Bancorp Center in Minneapolis, MN and Crescent Ridge II in Minnetonka, MN.

(8)
The increase in Boston Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to the expiration of the rental abatement period for the State Street Bank lease at 1200 Crown Colony Drive in Quincy, MA, as well as a property tax recovery true-up that occurred in 2013 at One Brattle Square in Cambridge, MA.

(9)
The increase in Other Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to the expirations of rental abatement periods associated with new leases with Grand Canyon Education at Desert Canyon 300 in Phoenix, AZ and Chrysler Group, LLC at 1075 West Entrance Drive in Auburn Hills, MI.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	3/31/2012
Net income attributable to Piedmont	$14,651	$37,227
Net income attributable to noncontrolling interest	4	4
Interest expense (1)	16,373	16,537
Depreciation (1)	29,984	27,902
Amortization (1)	9,220	12,840
Acquisition costs	1,244	(3)
Impairment loss (1)	6,402	—
Net casualty (gain) / loss	161	—
(Gain) / loss on sale of properties (1)	—	(17,830)
Core EBITDA	78,039	76,677
General & administrative expenses (1)	4,609	5,318
Management fee revenue	(631)	(574)
Interest and other income (1)	21	(94)
Lease termination income	—	(123)
Lease termination expense - straight line rent & acquisition intangibles write-offs	25	99
Property net operating income - accrual basis	82,063	81,303
Net operating income from:
Acquisitions (2)	(887)	—
Dispositions (3)	166	(1,813)
Unconsolidated joint ventures	(796)	(564)
Same store net operating income - accrual basis	$80,546	$78,926
Change period over period	2.1%	N/A

Same Store Net Operating Income
Top Seven Markets	Three Months Ended
	3/31/2013			3/31/2012
	$	%		$	%
Washington, D.C. (4)	$18,805	23.4		$20,448	25.9
New York (5)	13,306	16.5		12,415	15.7
Chicago (6)	12,082	15.0	(7)	10,906	13.8	(7)
Minneapolis (8)	5,987	7.4		5,333	6.8
Dallas	3,749	4.7		3,924	5.0
Los Angeles	3,323	4.1		3,335	4.2
Boston	5,005	6.2		4,718	6.0
Other	18,289	22.7		17,847	22.6
Total	$80,546	100.0		$78,926	100.0

(1)	Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)
Acquisitions consist of Gavitello Land in Atlanta, GA, purchased on June 28, 2012; Glenridge Highlands III Land in Atlanta, GA, purchased on October 15, 2012; Arlington Gateway in Arlington, VA, purchased on March 4, 2013; and 5 & 15 Wayside Road in Burlington, MA, purchased on March 22, 2013.

(3)
Dispositions consist of Deschutes, Rhein, Rogue, Willamette, and Portland Land Parcels in Beaverton, OR, sold on March 19, 2012; 26200 Enterprise Way in Lake Forest, CA, sold on May 31, 2012; 110 and 112 Hidden Lake Circle in Duncan, SC, sold on September 21, 2012; and 1111 Durham Avenue in South Plainfield, NJ, sold on March 28, 2013.

(4)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily attributable to the expiration of the Office of the Comptroller of the Currency lease at One Independence Square in Washington D.C., as well as a prior year property tax recovery true-up that occurred in 2012 and did not recur in 2013 at Two Independence Square in Washington, D.C. The decrease in Washington, D.C. Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was offset somewhat by increased rental revenue as a result of the commencement of several new leases at Piedmont Pointe II in Bethesda, MD.

(5)
The increase in New York Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to one-time expense recovery adjustments at 60 Broad Street in New York, NY which are not expected to recur.

(6)
The increase in Chicago Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to an increase in rental revenue at Aon Center in Chicago, IL due to the commencement of a 239,000 square foot lease with KPMG and a 55,000 square foot lease with United HealthCare in the second half of 2012.

(7)
The percentage contribution from Chicago to our total Same Store Net Operating Income is smaller than our geographic concentration percentage in Chicago, which is presented on an ALR basis (see page 33), primarily because of the large number of leases with operating expense recovery abatements (which abatements are not included in straight line rent adjustments) and a number of leases yet to commence for currently vacant space (the projected gross rent for which is included in our ALR calculation). As operating expense recovery abatements burn off and as executed but not commenced leases begin, the Same Store Net Operating Income percentage contribution from Chicago should increase and should be more closely aligned with our Chicago concentration percentage as presented on page 33.

(8)
The increase in Minneapolis Same Store Net Operating Income for the three months ended March 31, 2013 as compared to the same period in 2012 was primarily related to the early renewal of the US Bancorp lease as well as the expiration of the operating expense recovery abatement periods associated with several new leases at US Bancorp Center in Minneapolis, MN.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	March 31, 2013	December 31, 2012

Common stock price (1)	$19.59	$18.05
Total shares outstanding	167,555	167,556
Equity market capitalization (1)	$3,282,410	$3,024,386
Total debt - principal amount outstanding	$1,699,525	$1,416,525
Total market capitalization (1)	$4,981,935	$4,440,911
Total debt / Total market capitalization	34.1%	31.9%
Total gross real estate assets	$4,822,455	$4,564,629
Total debt / Total gross real estate assets (2)	35.2%	31.0%
Total debt / Total gross assets (3)	30.8%	27.2%

(1)	Reflects common stock closing price as of the end of the reporting period.
(2)	Gross real estate assets is defined as total real estate assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.
(3)	Gross assets is defined as total assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of March 31, 2013
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt

Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate	Weighted Average Maturity

Floating Rate	$412,000	(2)	1.39%	52.7 months

Fixed Rate	1,287,525		4.59%	29.3 months

Total	$1,699,525		3.81%	35.0 months

Unsecured & Secured Debt

Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate		Weighted Average Maturity

Unsecured	$712,000	1.93%	(3)	49.0 months

Secured	987,525	5.17%		24.9 months

Total	$1,699,525	3.81%		35.0 months

Debt Maturities

Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)		Weighted Average Stated Interest Rate	Percentage of Total

2013	$—	$—		N/A	—%
2014	575,000	—		4.89%	33.8%
2015	105,000	—		5.29%	6.2%
2016	167,525	300,000		3.71%	27.5%
2017	140,000	412,000	(4)	2.49%	32.5%

Total	$987,525	$712,000		3.81%	100.0%

(1)	All of Piedmont's outstanding debt as of March 31, 2013 was interest-only debt.
(2)
Amount represents the outstanding balance as of March 31, 2013, on the $500 million unsecured revolving credit facility. The $300 million unsecured term loan has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 2.69% through its maturity date of November 22, 2016, assuming no credit rating change for the Company. This unsecured term loan, therefore, is reflected as fixed rate debt.

(3)	The weighted average interest rate is a weighted average rate for amounts outstanding under our $500 million unsecured revolving credit facility and our $300 million unsecured term loan.
(4)
The initial maturity date of the $500 million unsecured revolving credit facility is August 19, 2016; however, there are two, six-month extension options available under the facility providing for a final extended maturity date of August 21, 2017. For the purposes of this schedule, we reflect the maturity date of the facility as the final extended maturity date of August 2017.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility	Property	Rate (1)		Maturity	Principal Amount Outstanding as of March 31, 2013

Secured
$200.0 Million Fixed-Rate Loan	Aon Center	4.87%		5/1/2014	$200,000
$25.0 Million Fixed-Rate Loan	Aon Center	5.70%		5/1/2014	25,000
$350.0 Million Secured Pooled Facility	Nine Property Collateralized Pool (2)	4.84%		6/7/2014	350,000
$105.0 Million Fixed-Rate Loan	US Bancorp Center	5.29%		5/11/2015	105,000
$125.0 Million Fixed-Rate Loan	Four Property Collateralized Pool (3)	5.50%		4/1/2016	125,000
$42.5 Million Fixed-Rate Loan	Las Colinas Corporate Center I & II	5.70%		10/11/2016	42,525
$140.0 Million WDC Fixed-Rate Loans	1201 & 1225 Eye Street	5.76%		11/1/2017	140,000
Subtotal / Weighted Average (4)		5.17%			$987,525

Unsecured
$500.0 Million Unsecured Facility (5)	N/A	1.39%	(6)	8/21/2017	$412,000
$300.0 Million Unsecured Term Loan	N/A	2.69%	(7)	11/22/2016	300,000
Subtotal / Weighted Average (4)		1.93%			$712,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (4)		3.81%			$1,699,525

(1)	All of Piedmont’s outstanding debt as of March 31, 2013, was interest-only debt.
(2)
The nine property collateralized pool includes 1200 Crown Colony Drive, Braker Pointe III, 2 Gatehall Drive, One and Two Independence Square, 2120 West End Avenue, 200 and 400 Bridgewater Crossing, and Fairway Center II.

(3)	The four property collateralized pool includes 1430 Enclave Parkway, Windy Point I and II, and 1055 East Colorado Boulevard.
(4)	Weighted average is based on the total balance outstanding and interest rate at March 31, 2013.
(5)
All of Piedmont’s outstanding debt as of March 31, 2013, was term debt with the exception of $412 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of August 19, 2016; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to August 21, 2017. The final extended maturity date is presented on this schedule.

(6)
The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of March 31, 2013. Piedmont may select from multiple interest rate options with each draw under this facility, including the prime rate and various length LIBOR locks. All LIBOR selections are subject to an additional spread (1.175% as of March 31, 2013) over the selected rate based on Piedmont’s current credit rating.

(7)
The $300 million unsecured term loan has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 2.69% through its maturity date of November 22, 2016, assuming no credit rating change for the Company.

Piedmont Office Realty Trust, Inc.
Debt Analysis
As of March 31, 2013
Unaudited

Debt Covenant Compliance (1)	Required	Actual

Maximum Leverage Ratio	0.60	0.32
Minimum Fixed Charge Coverage Ratio (2)	1.50	4.50
Maximum Secured Indebtedness Ratio	0.40	0.18
Minimum Unencumbered Leverage Ratio	1.60	4.52
Minimum Unencumbered Interest Coverage Ratio (3)	1.75	14.52

	Three Months Ended	Year Ended
Other Debt Coverage Ratios	March 31, 2013	December 31, 2012

Net debt to core EBITDA (4)	5.2 x	4.5 x
Fixed charge coverage ratio (5)	4.8 x	4.7 x
Interest coverage ratio (6)	4.8 x	4.7 x

(1)	Debt covenant compliance calculations relate to specific calculations detailed in our credit agreements.
(2)
Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), less one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.

(3)
Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.

(4)
During the first quarter of 2013, we acquired two properties in the last month of the quarter; the borrowings to complete the acquisitions are reflected in the numerator and full quarter contributions to EBITDA by the properties acquired have been included on a pro forma basis in the denominator as if the properties had been owned as of the beginning of the quarter. If the actual, partial quarter EBITDA contributions by the properties acquired were to be reflected, the net debt to Core EBITDA ratio would be 5.4 x.

(5)
Fixed charge coverage is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no capitalized interest, principal amortization or preferred dividends during the periods ended March 31, 2013 and December 31, 2012.

(6)
Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had no capitalized interest during the periods ended March 31, 2013 and December 31, 2012.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of March 31, 2013
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)		Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
U.S. Government	AA+ / Aaa	9		(4)	$53,572	9.6	1,252	7.0
BP (5)	A / A2	1	2013		32,710	5.9	776	4.3
US Bancorp	A+ / A1	3	2024	(6)	28,227	5.1	973	5.4
State of New York	AA / Aa2	1	2019		20,003	3.6	481	2.7
GE	AA+ / Aa3	2	2027		14,828	2.7	453	2.5
Nestle	AA / Aa2	1	2015		14,581	2.6	392	2.2
Independence Blue Cross	No rating available	1	2023		13,924	2.5	761	4.2
Shaw	BBB+ / Ba2	1	2018		10,014	1.8	313	1.7
Nokia	BB- / Ba3	2	2020		9,992	1.8	386	2.2
Lockheed Martin	A- / Baa1	3	2019	(7)	9,700	1.8	283	1.6
City of New York	AA / Aa2	1	2020		9,544	1.7	313	1.7
KPMG	No rating available	2	2027		8,863	1.6	279	1.6
Gallagher	No rating available	1	2018		8,167	1.5	307	1.7
DDB Needham	BBB+ / Baa1	1	2018		7,624	1.4	213	1.2
Gemini	A+ / A2	1	2021		7,349	1.3	205	1.1
Caterpillar Financial	A / A2	1	2022		7,305	1.3	312	1.7
Harvard University	AAA / Aaa	2	2017		6,693	1.2	105	0.6
KeyBank	A- / A3	2	2016		6,433	1.2	210	1.2
Edelman	No rating available	1	2024		6,359	1.1	183	1.0
Raytheon	A- / A3	2	2019		6,290	1.1	440	2.5
Harcourt	BBB+	1	2016		6,202	1.1	195	1.1
Catamaran	BB / Ba2	1	2025		5,975	1.1	301	1.7
Jones Lang LaSalle	BBB- / Baa2	1	2017		5,936	1.1	165	0.9
First Data Corporation	B / B3	1	2020		5,894	1.1	195	1.1
Qwest Communications	BB / Ba1	1	2014		5,795	1.0	161	0.9
Archon Group	A- / A3	2	2018		5,612	1.0	235	1.3
Other			Various		238,007	42.8	8,054	44.9
Total					$555,599	100.0	17,943	100.0

Tenant Diversification
March 31, 2013 as compared to December 31, 2012

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.
(4)	There are several leases with several different agencies of the U.S. Government with expiration years ranging from 2013 to 2027.
(5)
The majority of the space is subleased to Aon Corporation. Approximately 91% of the space currently leased by BP has been re-leased under long-term leases for the period following the BP lease expiration.

(6)
US Bank's lease at One & Two Meridian Crossings, representing approximately 337,000 square feet and $9.3 million of Annualized Lease Revenue, expires in 2023. Of the space leased at US Bancorp Center, US Bancorp renewed on 395,000 square feet, representing $10.9 million of Annualized Lease Revenue, through 2024 and Piper Jaffray, a current subtenant, leased 124,000 square feet, representing $3.7 million of Annualized Lease Revenue, through 2025. Approximately 120,000 square feet and $4.3 million of Annualized Lease Revenue will expire in 2014.

(7)
There are three leases with Lockheed Martin. Lockheed Martin's lease at: A) 9221 Corporate Boulevard, representing $3.4 million of Annualized Lease Revenue and 115,000 square feet, expires in 2019, B) 9211 Corporate Boulevard, representing $3.3 million of Annualized Lease Revenue and 115,000 square feet, expires in 2014, and C) 400 Virginia Avenue, representing $3.0 million of Annualized Lease Revenue and 52,000 square feet, expires in 2020.

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of March 31, 2013

Tenant Credit Rating (1)

	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$60,274	10.9
AA / Aa	79,348	14.3
A / A	143,732	25.9
BBB / Baa	55,571	10.0
BB / Ba	31,354	5.6
B / B	19,051	3.4
Below	618	0.1
Not rated (2)	165,651	29.8
Total	$555,599	100.0

Lease Distribution

	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	205	35.8	$17,140	3.1	176	1.0
2,501 - 10,000	150	26.2	28,261	5.1	831	4.6
10,001 - 20,000	67	11.7	28,953	5.2	961	5.4
20,001 - 40,000	62	10.9	57,336	10.3	1,835	10.2
40,001 - 100,000	37	6.5	68,305	12.3	2,131	11.9
Greater than 100,000	51	8.9	355,604	64.0	12,009	66.9
Total	572	100.0	$555,599	100.0	17,943	100.0

(1)
Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.

(2)
The classification of a tenant as "not rated" does not indicate that the tenant is of poor credit quality, but can indicate that the tenant or the tenant's debt, if any, has not been rated. Included in this category are such tenants as Independence Blue Cross, McKinsey & Company and KPMG.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

Impact of Strategic Transactions on Leased Percentage

The Company’s stated long-term growth strategy includes the recycling of capital from certain stabilized or non-core assets into office properties located in focused concentration and opportunistic markets. Some of the recently acquired properties are value-add properties which are defined as low-occupancy properties acquired at attractive bases with earnings growth and value appreciation potential achievable through leasing up such assets to a stabilized occupancy. Because the value-add properties have large vacancies, they negatively affect Piedmont’s overall leased percentage. In order to identify the effect they have on Piedmont’s overall leased percentage, the following information is being provided. The analysis below: 1) removes the impact of the value-add properties from Piedmont’s overall office portfolio total under the heading “Stabilized Portfolio Analysis”; 2) provides a year-over-year comparison of leased percentage on the same subset of properties under the heading “Same Store Analysis”; and 3) provides a year-over-year comparison of leased percentage on the same subset of stabilized properties under the heading "Same Store Stabilized Analysis".

	Three Months Ended			Three Months Ended
	March 31, 2013			March 31, 2012
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	17,935	20,500	87.5%	18,124	20,942	86.5%
New leases	517			621
Expired leases	(943)			(1,010)
Other	1	(4)		(7)
Subtotal	17,510	20,496	85.4%	17,728	20,942	84.7%
Acquisitions during period	578	594		—	—
Dispositions during period	(145)	(237)		(325)	(325)
As of March 31, 20xx (2) (3)	17,943	20,853	86.0%	17,403	20,617	84.4%

Twelve Months Ended	Twelve Months Ended
December 31, 2012	December 31, 2011

Stabilized Portfolio Analysis
Less value-add properties (4)	(689)	(1,436)	48.0%	(752)	(1,582)	47.5%
Stabilized Total (2) (3)	17,254	19,417	88.9%	16,651	19,035	87.5%

Same Store Analysis
Less acquisitions / dispositions after March 31, 2012 (4) (5)	(578)	(594)	97.3%	(290)	(382)	75.9%
Same Store Total (2) (3) (6)	17,365	20,259	85.7%	17,113	20,235	84.6%

Same Store Stabilized Analysis
Less value-add same store properties (4)	(839)	(1,586)	52.9%	(752)	(1,582)	47.5%
Same Store Stabilized Total (2) (3)	16,526	18,673	88.5%	16,361	18,653	87.7%

(1)
Calculated as leased square footage as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.

(2)	The square footage associated with leases with end of period expiration dates is included in the end of the period leased square footage.
(3)
End of period leased square footage for 2013 includes short-term space leased on behalf of NASA in accordance with requirements stipulated under its lease to allow it to restructure its space at Two Independence Square in Washington, D.C. As of March 31, 2013, the total short-term space amounts to approximately 63,000 square feet and it will be occupied until an estimated date of July 31, 2014.

(4)	For additional information on acquisitions and dispositions completed during the last year and value-add properties, please refer to pages 36 and 37, respectively.
(5)
Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data.

(6)
Excluding executed but not commenced leases for currently vacant spaces, comprising approximately 384,000 square feet for the current period and 684,000 square feet for the prior period, Piedmont's same store commenced leased percentage was 83.8% and 81.2% for the current and prior periods, respectively.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	March 31, 2013
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	377	78.5%	1.8%	(18.7)%	(8.6)%	(5)
Leases executed for spaces excluded from analysis (6)	102	21.5%

(1)
The population analyzed consists of consolidated office leases executed during the period with lease terms greater than one year. Retail leases, as well as leases associated with storage spaces, management offices, and unconsolidated joint venture assets, were excluded from this analysis.

(2)	For the purposes of this analysis, the cash rents last in effect for the previous leases were compared to the initial cash rents of the new leases in order to calculate the percentage change.
(3)
For the purposes of this analysis, the accrual basis rents for the previous leases were compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such accrual basis rents is used for the purposes of this analysis.

(4)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon the historical tenant improvement allowance usage patterns of the Company's tenants.

(5)
Each of the three largest lease renewals were lease restructurings, which rolled down rents but also had lower associated capital expenditure requirements. The net effect of these transactions was a low capital commitment per square foot per year of lease term for the quarter, offset by a larger decrease in rents. The three largest lease renewals were: the FedEx Corporate Services lease at 350 Spectrum Loop in Colorado Springs, CO, the Lockheed Martin lease at 400 Virginia Avenue in Washington, D.C., and the Miller Canfield lease at 150 West Jefferson Avenue in Detroit, MI.

(6)
Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis primarily because the spaces for which the new leases were signed had been vacant for greater than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of March 31, 2013
(in thousands)

	OFFICE PORTFOLIO				GOVERNMENTAL ENTITIES
	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Percentage of Current Year Total Annualized Lease Revenue Expiring (%)
Vacant	$—	—	2,910	14.0	$—	—	N/A
2013 (2)	49,838	9.0	1,163	5.6	19,828	3.6	39.8
2014	32,855	5.9	984	4.7	3,571	0.6	10.9
2015	37,006	6.6	1,459	7.0	—	—	—
2016	28,231	5.1	904	4.3	1,442	0.3	5.1
2017	53,632	9.6	1,337	6.4	1,857	0.3	3.5
2018	48,689	8.8	1,688	8.1	—	—	—
2019	52,332	9.4	1,974	9.5	20,003	3.6	38.2
2020	34,426	6.2	1,261	6.1	9,544	1.7	27.7
2021	14,844	2.7	510	2.4	—	—	—
2022	24,538	4.4	796	3.8	—	—	—
2023	38,209	6.9	1,639	7.9	—	—	—
2024	43,781	7.9	1,482	7.1	—	—	—
2025	14,791	2.7	636	3.0	—	—	—
2026	6,765	1.2	271	1.3	—	—	—
Thereafter	75,662	13.6	1,839	8.8	27,232	4.9	36.0
Total / Weighted Average	$555,599	100.0	20,853	100.0	$83,477	15.0

(1)
Annualized rental income associated with newly executed leases for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with such new leases is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.

(2)
Leases and other revenue-producing agreements on a month-to-month basis, aggregating 8,327 square feet and Annualized Lease Revenue of $330,861, are assigned a lease expiration date of a year and a day beyond the period end date. Includes leases with an expiration date of March 31, 2013 aggregating 21,115 square feet and Annualized Lease Revenue of $705,996, as well as the National Park Service lease, which is comprised of 219,750 square feet and $10.0 million in Annualized Lease Revenue, or 1.8% of the Company's total Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of March 31, 2013
(in thousands)

	Q2 2013 (1)		Q3 2013		Q4 2013		Q1 2014
	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	8	$282	11	$264	—	$57	28	$613
Austin	—	—	—	—	—	—	—	—
Boston	—	—	—	—	—	—	—	—
Central & South Florida	—	—	14	361	8	228	1	31
Chicago	30	849	23	1,282	112	4,325	—	3
Cleveland	—	—	—	—	10	208	—	—
Dallas	4	109	—	—	98	2,257	—	2
Denver	—	—	—	—	—	—	—	—
Detroit	—	—	53	—	34	755	1	3
Houston	—	—	—	—	—	—	—	—
Los Angeles	37	1,170	5	149	3	150	—	—
Minneapolis	22	739	13	434	—	—	2	59
Nashville	—	—	—	—	—	—	—	—
New York	6	259	—	—	27	1,383	37	1,209
Philadelphia	—	—	—	—	—	—	—	—
Phoenix	—	—	—	—	—	—	—	—
Washington, D.C. (3)	243	11,112	34	1,399	368	15,231	115	3,344
Total / Weighted Average (4)	350	$14,520	153	$3,889	660	$24,594	184	$5,264

(1)	Includes leases with an expiration date of March 31, 2013 aggregating 21,115 square feet and expiring lease revenue of $698,200. No such adjustments are made to other periods presented.
(2)	Expiring lease revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Approximately 220,000 square feet and $10.0 million of expiring lease revenue in the second quarter of 2013 is related to the lease with the National Park Service, which is currently in holdover status.

(4)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of March 31, 2013
(in thousands)

	12/31/2013 (1)		12/31/2014		12/31/2015		12/31/2016		12/31/2017
	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	19	$603	29	$644	29	$535	18	$361	18	$481
Austin	—	—	—	—	—	—	195	6,208	—	—
Boston	—	—	1	113	135	2,796	3	190	106	5,989
Central & South Florida	22	589	1	35	21	482	65	1,654	141	3,393
Chicago	165	6,456	33	894	188	5,339	84	2,420	295	15,932
Cleveland	10	208	—	—	—	—	13	296	14	333
Dallas	102	2,366	13	304	173	4,095	20	474	196	4,741
Denver	—	—	—	—	—	—	—	—	—	—
Detroit	86	755	8	166	62	419	31	693	78	1,493
Houston	—	—	—	—	—	—	—	17	—	6
Los Angeles	45	1,470	5	1,068	437	15,966	88	2,683	43	1,510
Minneapolis	35	1,173	293	8,402	103	3,726	33	1,065	39	1,251
Nashville	—	—	—	—	—	—	—	—	—	—
New York	34	1,642	96	4,087	77	2,410	281	9,083	69	2,158
Philadelphia	—	—	—	—	—	—	—	—	—	—
Phoenix	—	—	—	—	132	1,934	—	—	—	—
Washington, D.C. (3)	645	27,741	505	16,537	102	4,506	73	3,085	338	16,383
Total / Weighted Average (4)	1,163	$43,003	984	$32,250	1,459	$42,208	904	$28,229	1,337	$53,670

(1)	Includes leases with an expiration date of March 31, 2013 aggregating 21,115 square feet and expiring lease revenue of $698,200. No such adjustments are made to other periods presented.
(2)	Expiring lease revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Approximately 220,000 square feet and $10.0 million of expiring lease revenue in 2013 is related to the lease with the National Park Service, which is currently in holdover status.
(4)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 28 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures & Commitments
For the quarter ended March 31, 2013
Unaudited (in thousands)

	For the Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Non-incremental
Building / construction / development	$930	$1,994	$5,257	$1,959	$1,426
Tenant improvements	13,744	20,944	17,347	4,809	5,367
Leasing costs	5,246	289	15,979	11,013	1,273
Total non-incremental	19,920	23,227	38,583	17,781	8,066
Incremental
Building / construction / development	6,712	5,680	7,338	5,721	2,241
Tenant improvements	14,068	5,731	5,904	12,044	5,938
Leasing costs	1,642	3,315	8,768	1,687	1,925
Total incremental	22,422	14,726	22,010	19,452	10,104
Total capital expenditures	$42,342	$37,953	$60,593	$37,233	$18,170

Non-incremental tenant improvement commitments (1)
Non-incremental tenant improvement commitments outstanding as of December 31, 2012		$111,850
New non-incremental tenant improvement commitments related to leases executed during period		6,250
Non-incremental tenant improvement expenditures	(13,744)
Less: Tenant improvement expenditures fulfilled through accrued liabilities already presented on Piedmont's balance sheet, expired commitments or other adjustments	(5,841)
Non-incremental tenant improvement commitments fulfilled, expired or other adjustments		(19,585)
Total as of March 31, 2013		$98,515

NOTE:	The information presented on this page is for all consolidated assets, inclusive of our industrial properties.
(1)
Commitments are unexpired contractual non-incremental tenant improvement obligations for leases executed in current and prior periods that have not yet been incurred and have not otherwise been presented on Piedmont's financial statements. The four largest commitments total approximately $63.0 million, or 64% of the total outstanding commitments.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	For the Three Months Ended March 31, 2013	For the Year Ended
		2012	2011	2010
Renewal Leases
Number of leases	15	45	48	37
Square feet	367,248	1,150,934	2,280,329	1,241,481
Tenant improvements per square foot (1)	$13.47	$19.12	$33.29	$14.40
Leasing commissions per square foot	$8.38	$6.64	$9.97	$8.40
Total per square foot	$21.85	$25.76	$43.26	$22.80
Tenant improvements per square foot per year of lease term	$1.47	$2.90	$3.93	$1.74
Leasing commissions per square foot per year of lease term	$0.91	$1.01	$1.18	$1.02
Total per square foot per year of lease term (2)	$2.38	$3.91	$5.11	$2.76
New Leases (3)
Number of leases	22	92	76	56
Square feet	112,021	1,765,510	1,588,271	866,212
Tenant improvements per square foot (1)	$25.01	$47.64	$41.21	$32.65
Leasing commissions per square foot	$9.18	$18.49	$15.38	$11.28
Total per square foot	$34.19	$66.13	$56.59	$43.93
Tenant improvements per square foot per year of lease term	$3.97	$4.30	$4.19	$4.16
Leasing commissions per square foot per year of lease term	$1.46	$1.67	$1.57	$1.44
Total per square foot per year of lease term	$5.43	$5.97	$5.76	$5.60
Total
Number of leases	37	137	124	93
Square feet	479,269	2,916,444	3,868,600	2,107,693
Tenant improvements per square foot (1)	$16.17	$36.39	$36.54	$21.90
Leasing commissions per square foot	$8.57	$13.81	$12.19	$9.59
Total per square foot	$24.74	$50.20	$48.73	$31.49
Tenant improvements per square foot per year of lease term	$1.90	$3.91	$4.05	$2.70
Leasing commissions per square foot per year of lease term	$1.01	$1.48	$1.35	$1.18
Total per square foot per year of lease term	$2.91	$5.39	$5.40	$3.88

NOTE: This information is presented for our consolidated office assets only and excludes activity associated with storage spaces.

(1)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon the historical tenant improvement allowance usage patterns of the Company's tenants.

(2)
During 2011, we completed two large, 15-year lease renewals with significant capital commitments: NASA at Two Independence Square in Washington, D.C. and GE at 500 West Monroe Street in Chicago, IL. If the costs associated with these renewals were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases in 2011 would be $2.80. During 2012, we completed one large, long-term lease renewal with an above-average capital commitment with US Bancorp at US Bancorp Center in Minneapolis, MN. If the costs associated with this renewal were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases in 2012 would be $2.73.

(3)
Since 2010, Piedmont has selectively employed a value-add strategy for new property acquisitions. Piedmont defines value-add properties as those acquired with low occupancies at attractive bases with earnings growth and value appreciation potential achievable through leasing up such assets to stabilized occupancies. Because the value-add properties have large vacancies, many of which have not previously been leased (first generation spaces), the leasing of those vacancies negatively affects Piedmont’s contractual tenant improvements on a per foot and a per foot per year basis for new leases.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of March 31, 2013
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Chicago	6	$129,980	23.4	4,780	22.9	3,762	78.7
Washington, D.C.	15	116,119	20.9	3,379	16.2	2,786	82.5
New York	6	78,714	14.2	2,422	11.6	2,357	97.3
Minneapolis	4	44,447	8.0	1,613	7.7	1,480	91.8
Boston	7	33,478	6.0	1,294	6.2	1,276	98.6
Los Angeles	4	29,791	5.4	999	4.8	870	87.1
Dallas	7	25,649	4.6	1,279	6.1	1,164	91.0
Detroit	4	17,685	3.2	930	4.5	800	86.0
Atlanta	6	16,309	2.9	1,062	5.1	649	61.1
Houston	2	14,624	2.6	463	2.2	463	100.0
Philadelphia	1	13,924	2.5	761	3.7	761	100.0
Phoenix	4	9,211	1.7	564	2.7	477	84.6
Central & South Florida	4	8,386	1.5	476	2.3	360	75.6
Nashville	1	7,305	1.3	312	1.5	312	100.0
Austin	1	6,207	1.1	195	0.9	195	100.0
Denver	1	2,204	0.4	156	0.8	156	100.0
Cleveland	2	1,566	0.3	168	0.8	75	44.6
Total / Weighted Average	75	$555,599	100.0	20,853	100.0	17,943	86.0

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of March 31, 2013
(square footage in thousands)

		CBD / URBAN INFILL				SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Chicago	IL	2	19.0	3,654	17.5	4	4.4	1,126	5.4	6	23.4	4,780	22.9
Washington, D.C.	DC, VA, MD	10	18.6	2,898	13.9	5	2.3	481	2.3	15	20.9	3,379	16.2
New York	NY, NJ	1	7.2	1,027	4.9	5	7.0	1,395	6.7	6	14.2	2,422	11.6
Minneapolis	MN	1	5.1	928	4.5	3	2.9	685	3.2	4	8.0	1,613	7.7
Boston	MA	2	2.2	173	0.8	5	3.8	1,121	5.4	7	6.0	1,294	6.2
Los Angeles	CA	3	4.7	865	4.1	1	0.7	134	0.7	4	5.4	999	4.8
Dallas	TX	—	—	—	—	7	4.6	1,279	6.1	7	4.6	1,279	6.1
Detroit	MI	1	1.8	493	2.4	3	1.4	437	2.1	4	3.2	930	4.5
Atlanta	GA	2	2.0	578	2.8	4	0.9	484	2.3	6	2.9	1,062	5.1
Houston	TX	—	—	—	—	2	2.6	463	2.2	2	2.6	463	2.2
Philadelphia	PA	1	2.5	761	3.7	—	—	—	—	1	2.5	761	3.7
Phoenix	AZ	—	—	—	—	4	1.7	564	2.7	4	1.7	564	2.7
Central & South Florida	FL	—	—	—	—	4	1.5	476	2.3	4	1.5	476	2.3
Nashville	TN	1	1.3	312	1.5	—	—	—	—	1	1.3	312	1.5
Austin	TX	—	—	—	—	1	1.1	195	0.9	1	1.1	195	0.9
Denver	CO	—	—	—	—	1	0.4	156	0.8	1	0.4	156	0.8
Cleveland	OH	—	—	—	—	2	0.3	168	0.8	2	0.3	168	0.8
Total / Weighted Average		24	64.4	11,689	56.1	51	35.6	9,164	43.9	75	100.0	20,853	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of March 31, 2013
($ and square footage in thousands)

Industry	Number of Tenants	Percentage of Total Tenants (%)	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
Governmental Entity	6	1.7	$83,477	15.0	2,056	11.4
Depository Institutions	16	4.6	51,908	9.3	1,780	9.9
Business Services	64	18.4	43,756	7.9	1,525	8.5
Engineering, Accounting, Research, Management & Related Services	37	10.7	41,458	7.5	1,188	6.6
Petroleum Refining & Related Industries	23	6.6	32,710	5.9	776	4.3
Nondepository Credit Institutions	15	4.3	32,014	5.8	1,126	6.3
Insurance Carriers	1	0.3	28,761	5.2	1,271	7.1
Communications	31	8.9	18,589	3.3	623	3.5
Security & Commodity Brokers, Dealers, Exchanges & Services	9	2.6	17,602	3.2	638	3.6
Insurance Agents, Brokers & Services	29	8.4	17,066	3.1	719	4.0
Electronic & Other Electrical Equipment & Components, Except Computer	9	2.6	16,122	2.9	606	3.4
Educational Services	9	2.6	15,433	2.8	406	2.3
Food & Kindred Products	4	1.2	14,803	2.7	399	2.2
Transportation Equipment	4	1.2	14,226	2.5	518	2.9
Automotive Repair, Services & Parking	6	1.7	13,669	2.4	49	0.3
Other	84	24.2	114,005	20.5	4,263	23.7
Total	347	100.0	$555,599	100.0	17,943	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of March 31, 2013
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property		Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
400 TownPark		Lake Mary, FL	11/10/2011	100	2008	$23,865	176	19
Gavitello Land		Atlanta, GA	6/28/2012	100	N/A	2,500	N/A	N/A
Glenridge Highlands III Land		Atlanta, GA	10/15/2012	100	N/A	1,725	N/A	N/A
Arlington Gateway	(1)	Arlington, VA	3/4/2013	100	2005	175,552	334	99
5 & 15 Wayside Road		Burlington, MA	3/22/2013	100	1999 / 2001	69,321	271	95

						$272,963	781	80

Dispositions Over Previous Eighteen Months

Property	Location	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
35 West Wacker Drive (2)	Chicago, IL	12/15/2011	96.5	1989	$401,000	1,118	100
Willamette	Beaverton, OR	3/19/2012	100	1988	7,050	73	100
Rogue	Beaverton, OR	3/19/2012	100	1998	13,550	105	100
Deschutes (3)	Beaverton, OR	3/19/2012	100	1989	7,150	73	100
Rhein	Beaverton, OR	3/19/2012	100	1990	10,250	74	100
Portland Land Parcels	Beaverton, OR	3/19/2012	100	N/A	5,942	N/A	N/A
26200 Enterprise Way	Lake Forest, CA	5/31/2012	100	2000	28,250	145	100
110 Hidden Lake Circle	Duncan, SC	9/21/2012	100	1987	16,058	474	100
112 Hidden Lake Circle	Duncan, SC	9/21/2012	100	1987	9,842	313	100
1111 Durham Avenue	South Plainfield, NJ	3/28/2013	100	1975	4,000	237	—

					$503,092	2,612	91

(1)
The property consists of approximately 334,000 square feet; however, due to the square footages referenced in several leases, the rentable square footage is currently 323,000 square feet. As the existing leases expire, the affected spaces will be re-leased to the correct square footages.

(2)	Sale price and rentable square footage are gross figures and have not been adjusted for Piedmont's ownership percentage.
(3)
Piedmont exercised a landlord termination option for one full floor immediately prior to the sale of the property to Nike, Inc. After the effectiveness of the termination, the leased percentage became 50%.

Piedmont Office Realty Trust, Inc.
Value-Add Activity
As of March 31, 2013
($ and square footage in thousands)

Presented below are properties that were acquired employing a value-add strategy. Once a property acquired under a value-add strategy reaches 80% leased, it is deemed stabilized for the purposes of supplemental reporting and will be removed from the value-add classification.

Value-Add Properties

Property		Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Current Percent Leased (%)	Percent Leased at Acquisition (%)	Real Estate Gross Book Value	Estimated Cost to Stabilize (per VACANT square foot)
Suwanee Gateway One		Suwanee, GA	9/28/2010	100	2008	$7,875	142	—	—	$7,953	$40 - 60
500 West Monroe Street	(1)	Chicago, IL	3/31/2011	100	1991	227,500	966	60	49	208,206	$60 - 90
The Medici	(2)	Atlanta, GA	6/7/2011	100	2008	13,210	152	32	12	14,405	$35 - 60
400 TownPark		Lake Mary, FL	11/10/2011	100	2008	23,865	176	34	19	23,705	$35 - 50
						$272,450	1,436	48	36	$254,269

Properties Stabilized in Previous Twelve Months

Property	Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Current Percent Leased (%)	Percent Leased at Acquisition (%)	Real Estate Gross Book Value	Estimated Cost to Stabilize (per VACANT square foot)
1200 Enclave Parkway	Houston, TX	3/30/2011	100	1999	$18,500	150	100	18	$26,109	N/A

(1)
The investment in this property was converted from a structured finance investment to an owned real estate asset through a UCC foreclosure of an equity ownership interest on March 31, 2011. The purchase price presented represents the estimated fair value of the real estate assets comprising the property as of the date of the transaction. The percent leased at acquisition reflects the space leased by Marsh USA as vacant, as the tenant had already announced plans to vacate prior to Piedmont's assumption of ownership of the asset.

(2)	The percent leased at acquisition reflects the space leased by BV Card Assets as vacant, as the tenant had already announced plans to vacate prior to Piedmont's acquisition of the property.

Piedmont Office Realty Trust, Inc.
Other Investments
As of March 31, 2013
($ and square footage in thousands)

Unconsolidated Joint Venture Properties

Property	Location	Percent Ownership (%)	Year Built	Piedmont Share of Real Estate Net Book Value	Real Estate Net Book Value	Rentable Square Footage	Percent Leased (%)
20/20 Building	Leawood, KS	57	1992	$3,057	$5,385	68.3	73
4685 Investment Drive	Troy, MI	55	2000	4,912	8,930	77.1	100
5301 Maryland Way	Brentwood, TN	55	1989	10,446	18,989	201.2	100
8560 Upland Drive	Parker, CO	72	2001	7,593	10,563	148.2	74
Two Park Center	Hoffman Estates, IL	72	1999	10,886	15,142	193.7	39
				$36,894	$59,009	688.5	74

Land Parcels

Property	Location	Acres	Approximate Current Value
Gavitello	Atlanta, GA	2.0	$2,500
Glenridge Highlands III	Atlanta, GA	3.0	1,725
Enclave Parkway	Houston, TX	4.7	2,600
State Highway 161	Irving, TX	4.5	1,200

		14.2	$8,025

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included in this section are management's statements regarding certain non-GAAP financial measures provided in this supplemental report and reasons why management believes that these measures provide useful information to investors about the Company's financial condition and results of operations. Reconciliations of these non-GAAP measures are included beginning on page 41.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes our unconsolidated joint venture interests.

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe EBITDA is an appropriate measure of our ability to incur and service debt. EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate EBITDA differently and our calculation should not be compared to that of other REITs.

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross assets is defined as total assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.

Gross Real Estate Assets: Gross real estate assets is defined as total real estate assets with the add back of accumulated depreciation and accumulated amortization related to real estate assets.

Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are included in this measure.

NOI from Unconsolidated Joint Ventures: NOI from Unconsolidated Joint Ventures is defined as Property NOI attributable to our interests in properties owned through unconsolidated partnerships. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. NOI from Unconsolidated Joint Ventures is a non-GAAP measure and therefore may not be comparable to similarly defined data provided by other REITs.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.

Same Store Properties: Same Store Properties is defined as properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store Properties excludes unconsolidated joint venture assets. We believe Same Store Properties is an important measure of comparison of our stabilized portfolio performance.

Piedmont Office Realty Trust, Inc.
Research Coverage

Paul E. Adornato, CFA	Michael Knott, CFA	Vance H. Edelson
BMO Capital Markets	John Bejjani	Morgan Stanley
3 Times Square, 26th Floor	Green Street Advisors	1585 Broadway, 38th Floor
New York, NY 10036	660 Newport Center Drive, Suite 800	New York, NY 10036
Phone: (212) 885-4170	Newport Beach, CA 92660	Phone: (212) 761-0078
Phone: (949) 640-8780

Brendan Maiorana	John W. Guinee, III	Richard Moore
Wells Fargo	Erin Aslakson	Michael Carroll
7 St. Paul Street	Stifel, Nicolaus & Company	RBC Capital Markets
MAC R1230-011	One South Street	Arbor Court
Baltimore, MD 21202	16th Floor	30575 Bainbridge Road, Suite 250
Phone: (443) 263-6516	Baltimore, MD 21202	Solon, OH 44139
	Phone: (443) 224-1307	Phone: (440) 715-2646

Anthony Paolone, CFA	David Rodgers, CFA
JP Morgan	Robert W. Baird & Co.
277 Park Avenue	200 Public Square
New York, NY 10172	Suite 1650
Phone: (212) 622-6682	Cleveland, OH 44139
Phone: (216) 737-7341

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Net income attributable to Piedmont	$14,651	$14,438	$10,831	$30,708	$37,227
Depreciation	29,886	29,735	28,763	28,033	27,809
Amortization	9,220	10,666	15,366	11,539	12,840
(Gain) / loss on sale of properties	—	6	254	(10,008)	(17,830)
Impairment loss	6,402	—	—	—	—
Funds from operations	60,159	54,845	55,214	60,272	60,046
Adjustments:
Acquisition costs	1,244	53	7	84	(3)
Litigation settlement expense	—	—	7,500	—	—
Net casualty (gain) / loss	161	5,170	—	—	—
Core funds from operations	61,564	60,068	62,721	60,356	60,043
Adjustments:
Deferred financing cost amortization	594	592	663	590	803
Depreciation of non real estate assets	98	104	196	108	93
Straight-line effects of lease revenue	(4,032)	(5,917)	(4,193)	(5,477)	(1,565)
Stock-based and other non-cash compensation expense	594	754	869	289	334
Amortization of lease-related intangibles	(1,065)	(1,046)	(1,315)	(1,785)	(1,532)
Acquisition costs	(1,244)	(53)	(7)	(84)	3
Non-incremental capital expenditures	(19,920)	(23,227)	(38,583)	(17,781)	(8,066)
Adjusted funds from operations	$36,589	$31,275	$20,351	$36,216	$50,113

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Net income attributable to Piedmont	$14,651	$14,438	$10,831	$30,708	$37,227
Net income attributable to noncontrolling interest	4	4	4	4	4
Interest expense	16,373	16,296	16,247	15,943	16,537
Depreciation	29,984	29,839	28,959	28,141	27,902
Amortization	9,220	10,666	15,366	11,539	12,840
Acquisition costs	1,244	53	7	84	(3)
Impairment loss	6,402	—	—	—	—
Litigation settlement expense	—	—	7,500	—	—
Net casualty (gain) / loss	161	5,170	—	—	—
(Gain) / loss on sale of properties	—	6	254	(10,008)	(17,830)
Core EBITDA	78,039	76,472	79,168	76,411	76,677
General & administrative expenses	4,609	5,179	5,576	4,866	5,318
Management fee revenue	(631)	(599)	(520)	(626)	(574)
Interest and other income	21	(121)	(390)	(389)	(94)
Lease termination income	—	(712)	(75)	(88)	(123)
Lease termination expense - straight line rent & acquisition intangibles write-offs	25	618	122	165	99
Straight-line effects of lease revenue	(4,057)	(6,536)	(4,337)	(5,642)	(1,664)
Net effect of amortization of above/(below) market in-place lease intangibles	(1,065)	(1,046)	(1,293)	(1,785)	(1,532)
Property net operating income - cash basis	76,941	73,255	78,251	72,912	78,107
Net operating income from:
Acquisitions	(836)	17	7	—	—
Dispositions	166	(259)	(542)	(784)	(1,928)
Unconsolidated joint ventures	(744)	(576)	(735)	(598)	(590)
Same store net operating income - cash basis	$75,527	$72,437	$76,981	$71,530	$75,589

Piedmont Office Realty Trust, Inc.
Unconsolidated Joint Venture Net Operating Income Reconciliations
Pro rata (in thousands)

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Equity in income of unconsolidated joint ventures	$395	$185	$322	$246	$170

Interest expense	—	—	—	—	—

Depreciation	300	290	307	300	296

Amortization	41	34	41	41	41

Impairment loss	—	—	—	—	—

(Gain) / loss on sale of properties	—	—	—	—	—

Core EBITDA	736	509	670	587	507

General and administrative expenses	60	45	30	(3)	57

Interest and other income	—	—	—	(21)	—

Property net operating income (accrual basis)	796	554	700	563	564

Straight-line effects of lease revenue	(52)	22	35	35	26

Net effect of amortization of above/(below) market in-place lease intangibles	—	—	—	—	—

Property net operating income (cash basis)	$744	$576	$735	$598	$590

Piedmont Office Realty Trust, Inc.
Discontinued Operations
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Revenues:
Rental income	$962	$2,495	$1,797	$2,153	$2,680
Tenant reimbursements	247	65	322	288	459
Other rental income	—	—	—	—	—
	1,209	2,560	2,119	2,441	3,139
Expenses:
Property operating costs	749	870	1,178	1,231	1,197
Depreciation	264	446	591	611	754
Amortization	61	126	159	182	186
General and administrative	—	(2)	38	5	3
	1,074	1,440	1,966	2,029	2,140
Other income (expense):
Interest expense	—	—	—	—	—
Interest and other income (expense)	12	—	—	—	—
Net income attributable to noncontrolling interest	—	—	—	—	—
	12	—	—	—	—

Operating income, excluding impairment loss and gain on sale	147	1,120	153	412	999

Impairment loss	(6,402)	—	—	—	—
Gain / (loss) on sale of properties	—	(6)	(254)	10,008	17,830

Income from discontinued operations	$(6,255)	$1,114	$(101)	$10,420	$18,829

Piedmont Office Realty Trust, Inc.
Property Detail
As of March 31, 2013
(in thousands)

Property	City	State	Percent Ownership	Year Built	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (1)

Atlanta
11695 Johns Creek Parkway	Johns Creek	GA	100.0%	2001	101	78.2%	78.2%	78.2%
3750 Brookside Parkway	Alpharetta	GA	100.0%	2001	103	57.3%	57.3%	57.3%
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	426	81.7%	71.1%	67.6%
Suwanee Gateway One	Suwanee	GA	100.0%	2008	142	0.0%	0.0%	0.0%
The Dupree	Atlanta	GA	100.0%	1997	138	82.6%	82.6%	79.0%
The Medici	Atlanta	GA	100.0%	2008	152	32.2%	32.2%	23.0%
Metropolitan Area Subtotal / Weighted Average					1,062	61.1%	56.9%	53.7%
Austin
Braker Pointe III	Austin	TX	100.0%	2001	195	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					195	100.0%	100.0%	100.0%
Boston
1200 Crown Colony Drive	Quincy	MA	100.0%	1990	235	100.0%	100.0%	100.0%
90 Central Street	Boxborough	MA	100.0%	2001	175	99.4%	99.4%	99.4%
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873	78	100.0%	100.0%	100.0%
One Brattle Square	Cambridge	MA	100.0%	1991	95	94.7%	94.7%	94.7%
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 / 2001	271	95.6%	95.6%	95.6%
Metropolitan Area Subtotal / Weighted Average					1,294	98.6%	98.6%	98.6%
Chicago
Windy Point I	Schaumburg	IL	100.0%	1999	187	100.0%	100.0%	100.0%
Windy Point II	Schaumburg	IL	100.0%	2001	301	100.0%	83.1%	0.0%
Aon Center	Chicago	IL	100.0%	1972	2,688	81.0%	79.1%	67.0%
Two Pierce Place	Itasca	IL	100.0%	1991	486	82.7%	80.9%	78.2%
2300 Cabot Drive	Lisle	IL	100.0%	1998	152	75.7%	76.3%	76.3%
500 West Monroe Street	Chicago	IL	100.0%	1991	966	60.0%	51.1%	12.0%
Metropolitan Area Subtotal / Weighted Average					4,780	78.7%	74.6%	54.4%
Cleveland
Eastpoint I	Mayfield Heights	OH	100.0%	2000	83	0.0%	0.0%	0.0%
Eastpoint II	Mayfield Heights	OH	100.0%	2000	85	88.2%	88.2%	88.2%
Metropolitan Area Subtotal / Weighted Average					168	44.6%	44.6%	44.6%

Property	City	State	Percent Ownership	Year Built	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (1)

Dallas
3900 Dallas Parkway	Plano	TX	100.0%	1999	120	100.0%	100.0%	100.0%
5601 Headquarters Drive	Plano	TX	100.0%	2001	166	100.0%	100.0%	100.0%
6031 Connection Drive	Irving	TX	100.0%	1999	232	87.9%	83.2%	76.3%
6021 Connection Drive	Irving	TX	100.0%	2000	223	100.0%	100.0%	100.0%
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	100.0%	100.0%	53.5%
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	227	61.7%	61.2%	52.9%
Metropolitan Area Subtotal / Weighted Average					1,279	91.0%	90.1%	81.5%
Denver
350 Spectrum Loop	Colorado Springs	CO	100.0%	2001	156	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					156	100.0%	100.0%	100.0%
Detroit
1441 West Long Lake Road	Troy	MI	100.0%	1999	107	89.7%	81.3%	77.6%
150 West Jefferson Avenue	Detroit	MI	100.0%	1989	493	75.9%	74.2%	60.9%
Auburn Hills Corporate Center	Auburn Hills	MI	100.0%	2001	120	100.0%	100.0%	100.0%
1075 West Entrance Drive	Auburn Hills	MI	100.0%	2001	210	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					930	86.0%	84.2%	76.7%
Central & South Florida
Sarasota Commerce Center II	Sarasota	FL	100.0%	1999	152	100.0%	98.7%	55.3%
5601 Hiatus Road	Tamarac	FL	100.0%	2001	100	100.0%	100.0%	100.0%
2001 NW 64th Street	Ft. Lauderdale	FL	100.0%	2001	48	100.0%	100.0%	100.0%
400 TownPark	Lake Mary	FL	100.0%	2008	176	34.1%	34.1%	34.1%
Metropolitan Area Subtotal / Weighted Average					476	75.6%	75.2%	61.3%
Houston
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	100.0%	100.0%	100.0%
1200 Enclave Parkway	Houston	TX	100.0%	1999	150	100.0%	100.0%	67.3%
Metropolitan Area Subtotal / Weighted Average					463	100.0%	100.0%	89.4%
Los Angeles
800 North Brand Boulevard	Glendale	CA	100.0%	1990	518	80.3%	80.3%	80.3%
1055 East Colorado Boulevard	Pasadena	CA	100.0%	2001	175	98.9%	50.3%	50.3%
Fairway Center II	Brea	CA	100.0%	2002	134	97.8%	97.8%	78.4%
1901 Main Street	Irvine	CA	100.0%	2001	172	87.2%	73.8%	43.0%
Metropolitan Area Subtotal / Weighted Average					999	87.1%	76.3%	68.4%
Minneapolis
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	75.1%	74.8%	68.8%
US Bancorp Center	Minneapolis	MN	100.0%	2000	928	95.5%	95.4%	95.3%
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	91.5%	91.5%	86.8%
Metropolitan Area Subtotal / Weighted Average					1,613	91.8%	91.6%	89.9%

Property	City	State	Percent Ownership	Year Built	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (1)

Nashville
2120 West End Avenue	Nashville	TN	100.0%	2000	312	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					312	100.0%	100.0%	100.0%
New York
2 Gatehall Drive	Parsippany	NJ	100.0%	1985	405	100.0%	100.0%	100.0%
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	299	83.3%	83.3%	30.1%
Copper Ridge Center	Lyndhurst	NJ	100.0%	1989	268	94.4%	94.4%	89.9%
60 Broad Street	New York	NY	100.0%	1962	1,027	100.0%	100.0%	100.0%
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	298	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					2,422	97.3%	97.3%	90.3%
Philadelphia
1901 Market Street	Philadelphia	PA	100.0%	1987	761	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					761	100.0%	100.0%	100.0%
Phoenix
River Corporate Center	Tempe	AZ	100.0%	1998	133	100.0%	100.0%	100.0%
8700 South Price Road	Tempe	AZ	100.0%	2000	132	100.0%	100.0%	100.0%
Desert Canyon 300	Phoenix	AZ	100.0%	2001	149	100.0%	100.0%	100.0%
Chandler Forum	Chandler	AZ	100.0%	2003	150	42.0%	42.0%	42.0%
Metropolitan Area Subtotal / Weighted Average					564	84.6%	84.6%	84.6%
Washington, D.C.
11107 Sunset Hills Road	Reston	VA	100.0%	1985	101	100.0%	100.0%	100.0%
1201 Eye Street	Washington	DC	49.5% (2)	2001	269	100.0%	100.0%	100.0%
1225 Eye Street	Washington	DC	49.5% (2)	1986	225	86.2%	86.2%	82.2%
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987	250	100.0%	100.0%	100.0%
400 Virginia Avenue	Washington	DC	100.0%	1985	224	92.9%	92.9%	91.1%
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	305	100.0%	100.0%	100.0%
9211 Corporate Boulevard	Rockville	MD	100.0%	1989	115	100.0%	100.0%	100.0%
9221 Corporate Boulevard	Rockville	MD	100.0%	1989	115	100.0%	100.0%	100.0%
One Independence Square	Washington	DC	100.0%	1991	334	0.3%	0.3%	0.3%
9200 Corporate Boulevard	Rockville	MD	100.0%	1982	109	100.0%	100.0%	100.0%
11109 Sunset Hills Road	Reston	VA	100.0%	1984	41	0.0%	0.0%	0.0%
Two Independence Square	Washington	DC	100.0%	1991	561	100.0%	100.0%	99.8%
Piedmont Pointe I	Bethesda	MD	100.0%	2007	186	68.8%	68.8%	66.1%
Piedmont Pointe II	Bethesda	MD	100.0%	2008	221	50.2%	50.2%	31.7%
Arlington Gateway (3)	Arlington	VA	100.0%	2005	323	98.8%	98.8%	98.8%
Metropolitan Area Subtotal / Weighted Average					3,379	82.5%	82.5%	80.7%

Grand Total					20,853	86.0%	84.2%	76.4%

(1)
Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rent abatements).

(2)	Although Piedmont owns 49.5% of the asset, it is entitled to 100% of the cash flows under the terms of the property ownership entity's joint venture agreement.
(3)
The property consists of approximately 334,000 square feet; however, due to the square footages referenced in several leases, the rentable square footage is currently 323,000 square feet. As the existing leases expire, the affected spaces will be re-leased to the correct square footages.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing our business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which we operate, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise impact our performance; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; we may be subject to litigation, which could have a material adverse effect on our financial condition; our ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.